Exhibit 99.1

FOR IMMEDIATE RELEASE
June 2, 2023	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS INC. ANNOUNCES THE DEPARTURE
OF A BOARD MEMBER

(GOLDEN, CO) Good Times Restaurants Inc. (NASDAQ: GTIM), today announced that Geoffrey R. Bailey, is retiring from the Board of Directors after nearly three decades of service.

“Geoff has been instrumental in defining the vision and strategy for Good Times Restaurants and its brands and has guided the company through many ups and downs,” said Ryan M. Zink, President and CEO. “It has been an honor to serve on the board with him and I would personally like to wish Geoff a happy retirement.”

“It has been my pleasure to serve our Shareholders for twenty-six years, and it is bittersweet to be officially retiring,” said Geoff Bailey. “I believe that the Company is well-positioned for future success and the time is right for me to pursue this next chapter in my life. I wish management and the board success on this journey and have the utmost confidence that they will continue to execute at the highest level.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, and licenses 40 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440